Exhibit 5.1
July 2, 2009
Stone Energy Corporation
625 E. Kaliste Saloom Rd.
Lafayette, Louisiana 70508

Re:	Registration Statement on Form S-8 Relating to 1,500,000 shares of Stone Energy Corporation Common Stock
Ladies and Gentlemen:
     We have acted as counsel for Stone Energy Corporation, a Delaware corporation (the “Company”), and have acted in such capacity in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 1,500,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), issuable by the Company under the Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan (the “Plan”).
     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we determine are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.
     The foregoing opinions are limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     Based upon and subject to the foregoing, we are of the opinion that:
(i)	the Shares are duly authorized; and

(ii)	upon the issuance of the Shares in the manner contemplated by the Plan, the Shares will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any fact or circumstance that may hereafter come to our attention or to reflect any changes in law or regulation that may hereafter occur or become effective. This letter is being furnished solely for the benefit of the Company in connection with the matters expressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.
Very truly yours,

/s/ Vinson & Elkins L.L.P.